Exhibit 99.1

[Cogent Logo]

FOR IMMEDIATE RELEASE
Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen	Ried Zulager
+ 1 (202) 550-5493	+ 1 (202) 295-4274
jhenriksen@cogentco.com	investor.relations@cogentco.com

COGENT COMMUNICATIONS ANNOUNCES CONVERSION OF PREFERRED SHARES INTO COMMON SHARES

WASHINGTON, D.C. [January 27, 2005] — Cogent Communications Group, Inc. (Amex: COI) announced today that its preferred stockholders have agreed in principal to convert all of the outstanding shares of Cogent’s convertible preferred stock into common stock. The agreement is subject to regulatory approval, completion of internal review by the parties, and execution of the agreement.

Upon conversion of the preferred stock, Cogent outstanding common shares will increase to approximately 650 million shares from the 17 million current outstanding common shares. The conversion of the preferred stock will eliminate the preferred stockholders’ right to receive a preferential distribution of approximately $292 million in any sale or liquidation of the Company.

In connection with the conversion, the holders of preferred stock plan to enter into an agreement to restrict the selling of the common stock held by such preferred stockholders for six months.  The lock-up agreement could be terminated early in the event of an underwritten public offering of Cogent’s stock or upon the agreement of the Company and all of the stockholders party to the agreement.  Under the agreement, the stockholders would sell no more than 0.33% of Cogent’s outstanding common stock, i.e. approximately 2 million shares, in any one-month period for a total of 2% (approximately 13 million shares) over the six-month lock-up period.

The Company said that the conversion will result in a simpler and more transparent equity structure, with a single class of outstanding Cogent shares.

Following execution of the agreement the conversion will occur upon the expiration of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act. The company expects that the agreement to convert will be fully executed by February 4, 2005 and that Hart-Scott-Rodino clearance will be received in 4-6 weeks thereafter.

About Cogent Communications

Cogent Communications (AMEX: COI) is a multinational, Tier 1 facilities-based ISP that specializes in providing businesses with high speed Internet access and point-to-point transport services.  Cogent’s facilities-based, all-optical IP network backbone spans 11 countries and provides IP services in over 85 markets located in North America and Europe.

Since Cogent’s inception, Cogent has exploited the benefits that IP technology provides, building one of the largest and highest capacity IP networks in existence.  This network enables Cogent to offer large bandwidth connections at highly competitive prices.  Network ownership also enables Cogent to offer superior customer support through the ability to control service delivery and network monitoring end-to-end.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future.  These forward-looking statements involve risks and uncertainties.  All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement.  The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations.  Numerous factors could cause or contribute to such differences.  Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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